Exhibit 10.13

UNCONDITIONAL CAPITAL MAINTENANCE AGREEMENT

BETWEEN

AMERICAN INTERNATIONAL GROUP, INC.

AND

AMERICAN HOME ASSURANCE COMPANY

This Unconditional Capital Maintenance Agreement (this “Agreement”), is made, entered into and effective as of February 25, 2011, by and between American International Group, Inc., a corporation organized under the laws of the State of Delaware (“AIG”), and American Home Assurance Company, a corporation organized under the laws of the State of New York (the “Company”).

WITNESSETH:

WHEREAS, the Company is a property-casualty insurer subject to certain capital requirements of the insurance laws and regulations of the State of New York (the “Domiciliary State”);

WHEREAS, the Company is an indirect wholly owned subsidiary of AIG; and

WHEREAS, AIG has an interest in unconditionally maintaining and enhancing the Company’s financial condition:

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.                                       In the event that the Company’s Total Adjusted Capital for each of the Company’s first and third fiscal quarters (as determined based on the Company’s first and third fiscal quarterly filed statutory financial statements, respectively, subject to any adjustments or modifications thereto required by the Domiciliary State’s insurance department or the Company’s independent auditors) falls below the Specified Minimum Percentage of the Company’s projected Authorized Control Level RBC (in each case as estimated by the Company as of the end of each such first and third fiscal quarters, as the case may be), AIG shall, within the respective time periods set forth under paragraph 4, in accordance with paragraph 5 and in compliance with applicable law, provide to the Company cash, cash equivalents, securities or other instruments that qualify (as admitted assets) for purposes of calculating the Company’s Total Adjusted Capital, as a contribution and not as a loan, in an amount such that the Company’s Total Adjusted Capital as of the end of each of the Company’s second and fourth fiscal quarter, as the case may be, will be projected to be at least equal to the Specified Minimum Percentage of the Company’s Authorized Control Level RBC.  Notwithstanding the foregoing, AIG may, at any time as it deems necessary in its sole discretion and in compliance with applicable law, make a contribution to the Company in such amount as is required for the Company’s Total Adjusted Capital to equal a percentage of its Authorized Control Level RBC determined to be appropriate by the Company and AIG.

2.                                       In the event that the Company’s Total Adjusted Capital (a) for each of the Company’s first, second and third fiscal quarters (as determined based on the Company’s first, second and third fiscal quarterly filed statutory financial statements, respectively, subject to any adjustments or modifications thereto required by the Domiciliary State’s insurance department or the Company’s independent auditors) is in excess of the Specified Minimum Percentage of the Company’s projected Authorized Control Level RBC (in each case as estimated by the Company as of the end of each such first, second and third fiscal quarters, as the case may be) or (b) as of each fiscal year end (as shown in the Company’s fiscal year-end filed statutory financial statements, together with any adjustments or modifications thereto required by the Domiciliary State’s insurance department or the Company’s independent auditors) is in excess of the Specified Minimum Percentage of the Company’s Authorized Control Level RBC (as shown in such fiscal year-end statutory financial statements), the Company shall, within the respective time periods set forth under paragraph 4, in accordance with paragraph 5 and subject to approval by the Company’s board of directors as required by the laws of the Domiciliary State, declare and pay dividends ratably to its equity holders in an aggregate amount equal to the lesser of (i) the amount necessary to reduce the Company’s projected or actual Total Adjusted Capital as of each of the end of the Company’s fiscal quarter or fiscal year, as the case may be, to a level equal to or not materially greater than the Specified Minimum Percentage of the Company’s Authorized Control Level RBC or (ii) the maximum amount permitted by the Domiciliary State’s law to be paid as an ordinary dividend less an amount that the Company and AIG agree is appropriate to protect the Company from exceeding such maximum amount allowed by such Domiciliary State’s law as a result of potential audit adjustments or adjustments to the projections on which such dividend amount is based.  For the avoidance of doubt, this paragraph shall only require the Company to pay ordinary dividends; under no circumstances shall the

Company be required to pay any dividend which would require prior application to the superintendent of insurance under Section 4105 of the Insurance Law of the Domiciliary State or that is otherwise prohibited by the Domiciliary State.  Notwithstanding the foregoing, this Agreement does not prohibit the payment of extraordinary dividends to reduce the Company’s projected or actual Total Adjusted Capital to a level equal to or not materially greater than the Specified Minimum Percentage of the Company’s Company Action Level RBC.

3.                                       For the avoidance of doubt, the terms “Total Adjusted Capital”, “Authorized Control Level RBC”, and “Surplus to Policyholders” shall have the meanings ascribed thereto under the insurance laws and regulations of the Domiciliary State, or, with respect to “Total Adjusted Capital” and “Authorized Control Level RBC”, if not defined therein, shall have the meanings ascribed thereto in the risk-based capital (“RBC”) instructions promulgated by the National Association of Insurance Commissioners (“NAIC”). The term “Specified Minimum Percentage” shall be equal to the percentage set forth on Schedule 1 attached hereto, which shall be agreed to by AIG and the Company at least once every year beginning upon the date of the filing of the Company’s 2010 Annual Statement with the Domiciliary State’s insurance department and following review against the capital adequacy standards and criteria (“Agency Criteria”) of each of Standard & Poor’s Corp. (“S&P”), Moody’s Investors Service (“Moody’s”) and A.M. Best Company (“A.M. Best”).  Notwithstanding the obligation of the Company and AIG to review the Specified Minimum Percentage on an annual basis, the parties hereto agree to review and revise the Specified Minimum Percentage on a more frequent basis, if the parties agree it is appropriate, to take into account (a) any material changes after the date hereof to any Agency Criteria adopted by any of S&P, Moody’s or A.M. Best, on the one hand, or to the law of the Domiciliary State or NAIC RBC rules or instructions, on the other hand, which causes the results under the Agency Criteria to diverge from that under the law of the Domiciliary State or NAIC RBC rules or instructions, (b) the Company completes a material transaction that is treated materially differently by the Agency Criteria, on the one hand, and the NAIC RBC rules or instructions, on the other hand, or (c) any other material development or circumstance affecting the Company which AIG and the Company agree merits a reevaluation of the Specified Minimum Percentage then in effect.

4.                                       The Company and AIG agree that any contribution to be made under paragraph 1 will take place within the following two time periods per year, as applicable: (a) during the time beginning on the

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first business day after the filing of the Company’s first fiscal quarterly statutory financial statements and ending on the last business day prior to the end of the Company’s second fiscal quarter; and (b) during the time beginning on the first business day after the filing of the Company’s third fiscal quarterly statutory financial statements and ending on the last business day prior to the end of the Company’s fourth fiscal quarter. Notwithstanding the foregoing, in compliance with applicable law, any capital contribution provided for under paragraph 1 may be made by AIG after the close of any fiscal quarter or fiscal year of the Company but prior to the filing by the Company of its statutory financial statements for such fiscal quarter or fiscal year, respectively, and contributions of this nature shall be recognized as capital contributions receivable as of the balance sheet date of the yet to be filed quarterly or annual financial statement (as the case may be), pursuant to paragraph 8 of Statement of Statutory Accounting Principles No. 72, to the extent approved by the Domiciliary State.  The Company and AIG further agree that any dividends to be made under paragraph 2 will take place as soon as practicable after the filing by the Company of the relevant fiscal quarter-end or fiscal year-end statutory financial statements or such earlier time as may be agreed by the Company and AIG.

5.                                       At the time that any contribution is due under paragraph 4, AIG agrees that it will either (a) make such contribution to the Company’s direct parent and cause such direct parent to then contribute such funds, securities or instruments so contributed by AIG to the Company, or (b) make such contribution directly to the Company without receiving any capital stock or other ownership interest in exchange therefor, subject in either case to any required regulatory approvals.  At any time any dividends are due under paragraph 4, the Company agrees that it will make such dividend to the Company’s direct parent and will use its best efforts to cause such direct parent to then dividend or otherwise provide such funds to AIG.  All contributions and dividends contemplated under this Agreement shall be approved, declared and made, as applicable, in compliance with applicable law, including, without limitation, approval by the board of directors of each applicable entity (including the Company) and any prior notice requirements specified under applicable rules and regulations of the Domiciliary State.

6.                                       Subject to the requirements of applicable law and the approval, to the extent required, by any or all of the Company’s senior management, relevant management committees, board of directors, and of any insurance regulator, the Company hereby acknowledges that, in a manner consistent with past practice and any other reasonable requirements of AIG, it will comply with all financial and budgetary planning, risk mitigation, derisking or pricing, corporate governance, investment, informational and procedural requirements set forth by AIG.

7.                                       AIG hereby waives any failure or delay on the part of the Company in asserting or enforcing any of its rights or in making any claims or demands hereunder.

8.                                       Unless earlier terminated in accordance with this paragraph 8, this Agreement shall continue indefinitely.  AIG shall have the absolute right to terminate this Agreement upon thirty (30) days’ prior written notice to the Company, which notice shall state the effective date of termination (the “Termination Date”); provided, however, that AIG agrees not to terminate this Agreement unless (a) AIG significantly modifies the corporate structure or ownership of the Company, or (b) AIG sells the Company to an acquirer (i) having a rating from at least one of S&P, Moody’s, A.M. Best or a substitute agency, which is a nationally recognized statistical rating organization, that is at least equal to the lower of (x) AIG’s then-current rating from such agency or (y) the Company’s then-current rating as supported by this Agreement from such agency; or (ii) such that, immediately on the effective date of the sale by AIG of the Company, the Company’s capitalization is consistent with the minimum capital adequacy standards and criteria of at least one of S&P,  A.M. Best or a substitute agency, which is a nationally recognized statistical rating organization, for a rating that is equal to or better than the Company’s then-current rating on the date immediately preceding such sale.  To the extent not terminated previously by AIG pursuant to the foregoing, this Agreement will terminate automatically one year after the closing of any sale of the Company by AIG, and all provisions hereof will be of no further force and effect.  For the avoidance of doubt, the termination of this Agreement pursuant to this paragraph 8 shall not relieve either party of any obligation it may owe to the other party hereunder that existed prior to, and remains outstanding as of, the Termination Date.

9.                                       Any policyholder holding a policy issued by the Company prior to the termination of this Agreement shall have the right to demand that the Company enforce the Company’s rights under paragraphs 1, 4 and 5 of this Agreement, and, if the Company fails or refuses to take timely action to enforce such rights or the Company defaults in any claim or other payment owed to any such policyholder when due, such policyholder may proceed directly against AIG to enforce the Company’s rights under paragraphs 1, 4 and 5 of this

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Agreement; provided, however, that no policyholder of the Company may take any action authorized under this paragraph 9 unless and until (a) such policyholder has given AIG written notice of its intent to enforce the terms of this Agreement as provided in this paragraph 9, which notice shall specify in reasonable detail the nature of and basis for the policyholder’s complaint and (b) AIG has failed to comply with this Agreement within sixty (60) days after such notice is given; and, provided, further, that upon termination of this Agreement in accordance with paragraph 8 hereof, the rights of any policyholder as provided for under this paragraph 9 shall terminate effective as of the Termination Date, except with respect to the obligation of AIG (if any) to make capital contributions to the Company pursuant to paragraphs 1, 4 and 5 of this Agreement solely to the extent such obligation arose prior to, and remained unsatisfied as of, the Termination Date (it being understood that upon AIG’s satisfaction of all such obligations after the Termination Date, no such policyholder shall have any rights against the Company or AIG, as the case may be, under this paragraph 9).

10.                                 This Agreement is not, and nothing herein contained and nothing done pursuant hereto by AIG shall constitute or be construed or deemed to constitute, an evidence of indebtedness or an obligation or liability of AIG as guarantor, endorser, surety or otherwise in respect of any obligation, indebtedness or liability, of any kind whatsoever, of the Company.  This Agreement does not provide, and is not intended to be construed or deemed to provide, any policyholder of the Company with recourse to or against any of the assets of AIG.

11.                                 Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

If to AIG:

American International Group, Inc.

180 Maiden Lane

New York, New York 10038

Attention:  Secretary

If to the Company:

American Home Assurance Company

175 Water Street, 30th Floor

New York, NY 10038

Attention:  Robert S. H. Schimek

with a copy (which shall not constitute notice) to:

Chartis U.S. Law Department

175 Water Street, 18th Floor

New York, NY 10038

Attention:  General Counsel

12.                                Effective upon the date of filing of the Company’s 2010 Annual Statement with the New York insurance department, this Agreement shall supersede and replace that certain letter agreement, dated February 23, 2010, by and between AIG and the Company regarding capital maintenance without the need for any action.

13.                                The covenants, representations, warranties and agreements herein set forth shall be mutually binding upon and inure to the mutual benefit of AIG and its successors and the Company and its successors.

14.                                This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to the principles of conflict of laws.

15.                                If any provision of this Agreement shall be declared null, void or unenforceable in whole or in part by any court, arbitrator or governmental agency, said provision shall survive to the extent it is not so declared and all the other provisions of this Agreement shall remain in full force and effect unless, in each case, such declaration shall serve to deprive any of the parties hereto of the fundamental benefits of or rights under this Agreement.

16.                                This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether oral or written, of the parties.  This Agreement may be amended at any time by written agreement or instrument signed by the parties hereto.

17.                                This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

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[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Robert A. Gender
	Name:	Robert A. Gender
	Title:	Senior Vice President

By:	/s/ Jeffrey A. Welikson
	Name:	Jeffrey A. Welikson
	Title:	Corporate Secretary

AMERICAN HOME ASSURANCE COMPANY

By:	/s/ Robert S. Schimek
	Name:	Robert S. Schimek
	Title:	Executive Vice President

By:	/s/ Denis M. Butkovic
	Name:	Denis M. Butkovic
	Title:	Secretary

SCHEDULE 1

The Specified Minimum Percentage shall initially equal 425% of the Company’s Authorized Control Level RBC.